Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Neoware Reports Third Quarter FY07 Results
KING OF PRUSSIA, Pa., May 1, 2007 — Neoware, Inc. (Nasdaq: NWRE), a leading supplier of thin client software and devices, today reported financial results for its third quarter of fiscal year 2007. The Company’s revenues were $22.1 million in the March 2007 quarter compared to $27.8 million in the prior year quarter.
“Our results this quarter reflect our planned transition from dependency on several large enterprise accounts to a broader, more sustainable revenue model,” commented Klaus Besier, Neoware’s President and CEO. “While we are not happy with the top line results, we are continuing to execute our plan for building a stronger Neoware. And we believe we are making good progress towards capitalizing on the great potential in our market.”
Other Third Quarter Fiscal 2007 vs. Third Quarter Fiscal 2006 Financial Results
•	GAAP gross profit was 37% of revenues in the March 2007 quarter, compared to 44% of revenue in the prior year quarter. Non-GAAP gross profit was 39% of revenue, compared to 45% of revenue in the prior year quarter. The gross profit percentage declined in the March 2007 quarter due to increased sales of XPe-based products, which carry a lower gross profit margin percentage, and lower sales of our higher margin Linux products, due to a decline in revenues to large Linux enterprise customers that had purchased in the March 2006 quarter and to higher manufacturing overhead expenses as spending levels are geared to support a higher volume.

•	GAAP operating expenses were $9.2 million in the March 2007 quarter, compared to $9.0 million in the prior year quarter.

•	Non-GAAP operating expenses, which exclude amortization of acquisition-related intangibles and stock-based compensation expense, were $7.9 million in the March 2007 quarter, or 36% of revenue, compared to $7.6 million, or 28% of revenue, in the prior year quarter.

•	GAAP net loss was ($.05) per diluted share in the March 2007 quarter, compared to a GAAP net income of $.12 per diluted share in the prior year quarter. Income before tax was $24,000 in the March 2007 quarter. However, an income tax expense of $1.1 million was recorded for the quarter resulting in a GAAP net loss of $1.1 million. The income tax provision was based on estimating the full fiscal year 2007 GAAP operating results and the associated effective GAAP income tax rate and adjusting the cumulative income tax provision for the nine-month period ended March 2007.

•	Non-GAAP net income was $1.9 million, or $.10 per fully diluted share, in the March 2007 quarter, compared to $3.4 million, or $.18 per fully diluted share, in the prior year quarter.

•	The Company’s cash balance increased $12 million during the quarter from $108 million at December 31, 2006 to $120 million at March 31, 2006. Cash increased due to planned reductions in inventory and accounts receivable, increases in payables and accrued liabilities and the collection of $1.7 million related to settlement of an escrow claim with the former shareholders of Maxspeed Corporation, which we acquired in November 2005.

•	Non-GAAP results exclude amortization of acquisition-related intangibles, stock-based compensation and an adjustment to tax effect these items, for the purpose of showing a comparable view of the Company’s performance from period to period. Refer to the attached detailed reconciliation of GAAP to Non-GAAP results.
Other highlights for the quarter include:
•	Introduced new channel promotions which drove revenue and incremental margin dollars, albeit at lower gross profit margin percentages. Overall, revenues from our small and medium sized customers in the March 2006 quarter increased 20% sequentially from our December quarter and 24% year over year.

•	Launched our reseller program, adding new resellers which we anticipate will begin contributing revenue in future quarters.

•	Shipments of our Neoware m100 thin client laptop product increased during the quarter, contributing incremental revenues.

•	We had one new large enterprise customer this quarter which contributed $1.5 million of revenue, although we did experience revenue reductions in our existing base of larger enterprise customers as their purchase requirements fluctuate over the fiscal year.

•	Made several key staff additions in sales and marketing.

•	Defined marketing programs and accelerated their launch, with the addition of several new agencies.

•	Added a general manager for Australia and New Zealand.

•	Retained a sales partner to focus on building business in Latin America.
“Neoware is undergoing a significant transformation at a critical time in the evolution of the thin client industry,” Mr. Besier continued. “We have spent significant time this quarter visiting customers and see much broader interest in thin client computing as a replacement for desktop PCs, due in part to the proliferation of virtualization technology in the enterprise. Neoware has technical strength and IP in both thin client and virtualization technologies and we believe offering integrated solutions – especially in the emerging area of virtualization – will enable us to compete more effectively and take full advantage of the growing opportunity. In March 2007, we launched the industry’s first mobile virtual desktop thin client solution, an initiative that we believe will expand Neoware’s reach into the virtualization market. Today, we are focused on combining our broad technical expertise, financial resources and larger network of channel partners, together with a renewed commitment, to take advantage of the exciting growth opportunities that we see going forward.
We believe that the next level of growth for both the market and Neoware will be impacted by the interest in virtualization, which has contributed to slower growth for us because of the extended selling cycle as customers consider the broad set of issues surrounding virtualization and as our new initiatives build new customer interest. While this creates uncertainty in our near term revenue opportunities, we are excited about the future.
Remainder of Fiscal Year 2007 Guidance
Based upon currently available information, the Company provides the following update on guidance for the fourth quarter of Fiscal Year 2007:
•	Revenue will range between $22.0 million and $24.0 million.

•	Non-GAAP gross profit margin will range between 36% and 38%, which can fluctuate based on product mix, sales channel and promotional and competitive pricing strategies.

•	Non-GAAP operating expenses, which exclude stock-based compensation and amortization of acquisition-related intangibles, will increase by up to $800,000 to $1 million from the March 2007 quarter, driven by hiring and program spending. In addition, we expect to incur additional restructuring costs which could total approximately $500,000.

•	Amortization of acquisition-related intangibles for the quarter will be $340,000 charged to cost of sales and $500,000 charged to sales and marketing.

•	Stock-based compensation is expected to be $900,000.
CONFERENCE CALL INFORMATION
Neoware will host a conference call at 5:00 PM Eastern Time on May 1, 2007. The conference call will be available live via the Internet on Vcall at www.vcall.com and on the Neoware Web site at www.neoware.com/events. To participate, please go to the Web site 10 minutes prior to the call to register, download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.
     The call will also be accessible by dialing 1-800-974-9436 for domestic U.S. calls and +1-641-297-7617 for international calls. The conference ID will be NEOWARE. A replay of the call will be available through May 31, 2007, by dialing 1-800-645-7959 in the U.S. and +1-641-297-5236 internationally. A copy of the press release announcing the Company’s earnings and other financial and statistical information about the period to be presented in the conference call will be available on the Company’s website at www.neoware.com/events.
Non-GAAP Financial Measures
Neoware presents the following non-GAAP financial measures: non-GAAP gross profit and margin; non-GAAP operating expenses; non-GAAP operating income and margin; non-GAAP effective income tax rate; non-GAAP income taxes; non-GAAP net income; and non-GAAP earnings per share. We exclude the following items in the development of the non-GAAP financial measures presented:

Stock-based compensation expenses. Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock-based compensation that we began recording under SFAS 123R in the first quarter of fiscal 2006. We exclude these expenses from our non-GAAP financial measures primarily because (i) they are expenses that we exclude when assessing the performance of our business, and (ii) exclusion of these expenses allows more meaningful comparisons against financial models prepared by our investors and securities analysts that also present information on a GAAP and non-GAAP basis. In addition, stock-based compensation amounts are difficult to forecast, because the magnitude of the charges depends upon the volume and timing of stock option and other equity-based compensation grants, which can vary dramatically from period to period, and external factors such as interest rates and the trading price and volatility of our common stock. Excluding these stock-based compensation amounts improves comparability of the performance of the business across periods.
Amortization of acquired intangible assets. In accordance with GAAP, cost of sales and operating expenses include amortization of acquired intangible assets such as intellectual property, customer lists and covenants not to compete. We exclude these items from our non-GAAP financial measures because (i) they are expenses that we exclude when assessing the performance of our business, as the timing and amount of the expenses vary from period to period as we have a history of acquiring businesses which result in continued additions to amortization expense, and (ii) exclusion of these expenses better allows comparison against financial models prepared by our investors and securities analysts that also present information on a GAAP and non-GAAP basis.
Income taxes. We apply a non-GAAP income tax rate based on determination of the annual effective income tax rate based on the estimated annual non-GAAP taxable income.
The Company believes that its non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results because they exclude amounts that the Company excludes as part of its monitoring of operating results and assessing the performance of the business. For example, the Company uses non-GAAP measures, including gross profit, operating expense and operating income excluding amortization and stock-based compensation expense in its financial and operational decision making, including decisions regarding staffing, future management priorities and how the Company will direct future operating expenses on the basis of non-GAAP financial measures. In addition, the Company has established incentive compensation programs utilizing, in part, such non-GAAP financial measures, including non-GAAP operating income. For the same reasons, management also uses this information in its budgeting and forecasting activities and in quarterly reports to its Board of Directors.
Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Neoware’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the SEC and not to rely on any single financial measure to evaluate our business. The principal limitation of Neoware’s non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. To mitigate this limitation, Neoware presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.
A reconciliation between non-GAAP and GAAP measures can be found in the accompanying schedule and in the News section of our web site at www.neoware.com.
About Neoware
Neoware, Inc. (Nasdaq:NWRE), provides enterprises throughout the world with thin client computing devices, software that turns PCs into thin clients, and services that adapt thin client technology to virtually any enterprise computing environment. Neoware’s software powers, manages and secures thin client devices and traditional personal computers, enabling them to run Windows(r) and Web applications across a network, stream operating systems on demand, and connect to mainframes, mid-range, UNIX and Linux systems. Headquartered in King of Prussia, PA, USA, Neoware has offices in Australia, Austria, China, France, Germany, and the United Kingdom. Neoware’s products are available worldwide from select, knowledgeable resellers, as well as via its partnerships with IBM, Lenovo and ClearCube. Neoware can be reached by email at info@neoware.com.
Neoware is a registered trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: executing our plan for building a stronger Neoware; our new reseller program and its future contribution to revenues; our marketing program initiatives; building business in South America; the growth of thin client computing; the proliferation of virtualization technologies; our strength in thin client and virtualization technologies and its ability to improve our competitive advantage; our expectation that our mobile virtual desktop thin client solution will expand our reach into the virtualization market; our focus on growth opportunities; the impact of virtualization on market growth; our new promotional programs to improve our competitive advantage and add value for our customers; our introduction of new products and product enhancements in the next several months; our goals to take advantage of growth opportunities and increase market share; our expectations as to revenues, non-GAAP gross profit margins, operating expenses, restructuring costs, amortization of acquisition-related intangibles and stock-based compensation expense. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include: our success in implementing our expanded marketing, sales and product development initiatives and the rebuilding of our infrastructure within our planned timeframe; insufficient resources to fund our virtualization initiatives; the lack of growth in the virtualization market; higher than expected severance payments; additional write offs of inventory or acquisition-related expenses; our success in increasing sales to the targeted customers and our continued dependence on enterprise customers; our inability to manage our expanded organization; our inability to successfully integrate our acquisitions; the timing and receipt of future orders; our timely development, release and customers’ acceptance of our products; pricing pressures; rapid technological changes in the industry; growth of overall thin client sales; our ability to maintain our partnerships; our dependence on our suppliers and distributors; increased competition; our continued ability to sell our products through Lenovo to IBM’s customers; our ability to attract and retain qualified personnel; adverse changes in customer order patterns; our ability to identify and successfully consummate and integrate future acquisitions; adverse changes in general economic conditions in the U. S. and internationally;

risks associated with foreign operations; and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the year ended June 30, 2006 and our quarterly reports on Forms 10-Q for the quarters ended September 30, 2006 and December 31, 2006.
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NEOWARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	June 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$90,283	$19,328
Restricted cash	385	—
Short-term investments	29,700	94,798
Accounts receivable, net	16,349	16,877
Inventories	5,903	7,734
Prepaid income taxes	4,503	1,544
Prepaid expenses and other	2,722	1,687
Deferred income taxes	1,866	1,866

Total current assets	151,711	143,834

Property and equipment, net	1,568	1,586
Goodwill	37,223	37,761
Intangibles, net	9,712	12,175
Deferred income taxes	4,026	4,156
Other	81	61

	$204,321	$199,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,464	$8,989
Accrued compensation and benefits	3,130	2,021
Other accrued expenses	4,587	4,159
Restructuring reserve	419	600
Income taxes payable	167	158
Deferred revenue	1,591	973

Total current liabilities	16,358	16,900

Deferred income taxes	811	755
Deferred revenue	315	316

Total liabilities	17,484	17,971

Stockholders’ equity:
Preferred stock	—	—
Common stock	20	20
Additional paid-in capital	163,803	158,671
Treasury stock, 100,000 shares at cost	(100)	(100)
Accumulated other comprehensive income	2,216	556
Retained earnings	20,898	22,455

Total stockholders’ equity	186,837	181,602

	$204,321	$199,573

NEOWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net revenues	$22,070	$27,787	$67,406	$83,666

Cost of revenues
Cost of products (includes stock-based compensation expense of $28 and $20 for the three months and $80 and $60 for the nine months ended March 31, 2007 and 2006)	13,513	15,353	41,127	47,051
Amortization of intangibles	343	338	1,018	913

Total cost of revenues	13,856	15,691	42,145	47,964

Gross profit	8,214	12,096	25,261	35,702

Operating expenses
Sales and marketing	4,451	4,295	13,933	12,864
Research and development	1,557	1,645	4,927	4,446
General and administrative	2,710	2,451	10,022	7,614
Amortization of intangibles	491	586	1,670	1,377
Abandoned acquisition costs	12	—	874	—

Total operating expenses (includes stock-based compensation expense of $814 and $760 for the three months and $3,767 and $2,239 for the nine months ended March 31, 2007 and 2006)	9,221	8,977	31,426	26,301

Operating income (loss)	(1,007)	3,119	(6,165)	9,401

Foreign exchange gain (loss)	(13)	(12)	(57)	64
Interest income, net	1,044	507	2,979	998

Income (loss) before income taxes	24	3,614	(3,243)	10,463

Income taxes (benefit)	1,123	1,301	(1,686)	3,767

Net income (loss)	$(1,099)	$2,313	$(1,557)	$6,696

Earnings (loss) per share:
Basic	$(0.05)	$0.13	$(0.08)	$0.40

Diluted	$(0.05)	$0.12	$(0.08)	$0.38

Weighted average number of common shares outstanding:
Basic	20,000	18,023	19,969	16,931

Diluted	20,000	18,848	19,969	17,474

NEOWARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income (loss)	$(1,099)	$2,313	$(1,557)	$6,696
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	834	924	2,688	2,290
Depreciation	137	134	410	302
Non-cash share-based compensation	842	780	3,847	2,299
Deferred income taxes	—	—	138	—
Changes in operating assets and liabilities- net of effect from acquisition:
Restricted cash	(385)	—	(385)	—
Accounts receivable	2,025	1,220	613	(4,239)
Inventories	5,424	(579)	1,831	465
Prepaid expenses and other	655	(987)	(3,948)	378
Accrued compensation and benefits	(331)	147	1,102	764
Accounts payable	1,632	2,883	(2,535)	3,104
Other accrued expenses	215	(674)	193	(2,413)
Income taxes payable	(8)	221	1	(2,282)
Deferred revenue	441	(313)	595	108

Net cash provided by operating activities	10,384	6,069	2,993	7,472

Cash flows from investing activities:
Purchase of short-term investments	(34,900)	(12,850)	(128,200)	(26,288)
Sales of short-term investments	82,097	7,864	193,274	33,226
Purchases of property and equipment	(218)	(594)	(418)	(1,412)
Purchase of Visara thin client business	—	—	—	(2,107)
Purchase of TeleVideo thin client business	—	—	—	(3,520)
Acquisition of Maxspeed, net of cash acquired	1,674	(259)	1,674	(12,053)

Net cash provided by (used in) investing activities	48,653	(5,839)	66,330	(12,154)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	—	71,236	(3)	71,236
Exercise of stock options	195	638	640	6,014
Excess tax benefit from share-based payment arrangements	—	296	648	1,733

Net cash provided by financing activities	195	72,170	1,285	78,983

Effect of foreign exchange rate changes on cash	21	(65)	347	(158)

Increase in cash and cash equivalents	59,253	72,335	70,955	74,143
Cash and cash equivalents, beginning of period	31,030	10,093	19,328	8,285

Cash and cash equivalents, end of period	$90,283	$82,428	$90,283	$82,428

Supplemental disclosures:
Cash paid for income taxes	$77	$974	$451	$5,226

NEOWARE, INC.
RECONCILIATION OF GAAP TO NON GAAP AMOUNTS
(in thousands, except per share data)
(unaudited)

	Three Month Ended
	March 31, 2007				March 31, 2006

	GAAP	Adj.		Non-GAAP	GAAP	Adj.		Non-GAAP
Gross profit	$8,214	371	A	$8,585	$12,096	$358	A	$12,454

Gross profit percentage	37.2%			38.9%	43.5%			44.8%

Operating expenses
Sales and marketing	4,451	(351	)B	4,100	4,295	(282	)B	4,013
Research and development	1,557	(102	)B	1,455	1,645	(99	)B	1,546
General and administrative	2,710	(361	)B	2,349	2,451	(379	)B	2,072
Amortization of intangibles	491	(491	)C	—	586	(586	)C	—
Abandoned acquisition costs	12	—		12	—	—		—

Operating expenses	9,221	(1,305)		7,916	8,977	(1,346)		7,631

Operating income (loss)	(1,007)	1,676		669	3,119	1,704		4,823

Income tax expense (benefit)	(1,123)	899	D	(224)	1,301	613	D	1,914

Net (loss) income	$(1,099)			$1,924	$2,313			$3,404

Earnings (loss) per share — diluted	$(0.05)			$0.10	$0.12			$0.18

Weighted average shares outstanding — diluted	20,000			20,025	18,848			18,848

A - To exclude the effect of stock-based compensation expense and the amortization of intangible assets related to business combinations.

B - To exclude the effects of stock-based compensation expense.

C - To exclude the effects of the amortization of intangible assets related to business combinations.

D - To exclude the tax effect of reconciling items.

NEOWARE, INC.
RECONCILIATION OF GAAP TO NON GAAP AMOUNTS
(in thousands, except per share data)
(unaudited)

	Nine Month Ended
	March 31, 2007				March 31, 2006

	GAAP	Adj.		Non-GAAP	GAAP	Adj.		Non-GAAP
Gross profit	$25,261	$1,098	A	$26,359	$35,702	$973	A	$36,675

Gross profit percentage	37.5%			39.1%	42.7%			43.8%

Operating expenses
Sales and marketing	13,933	(1,061	)B	12,872	12,864	(829	)B	12,035
Research and development	4,927	(291	)B	4,636	4,446	(306	)B	4,140
General and administrative	10,022	(2,415	)B	7,607	7,614	(1,104	)B	6,510
Amortization of intangibles	1,670	(1,670	)C	—	1,377	(1,377	)C	—
Abandoned acquisition costs	874	—		874	—	—		—

Operating expenses	31,426	(5,437)		25,989	26,301	(3,616)		22,685

Operating income (loss)	(6,165)	6,535		370	9,401	4,589		13,990

Income tax expense (benefit)	(1,686)	1,488	D	(198)	3,767	1,652	D	5,419

Net income (loss)	$(1,557)			$3,490	$6,696			$9,633

Earnings (loss) per share — diluted	$(0.08)			$0.17	$0.38			$0.55

Weighted average shares outstanding – diluted	19,969			20,017	17,474			17,474

A - To exclude the effect of stock-based compensation expense and the amortization of intangible assets related to business combinations.
B - To exclude the effects of stock-based compensation expense.
C - To exclude the effects of the amortization of intangible assets related to business combinations.
D - To exclude the tax effect of reconciling items.